Exhibit 5.1

John M. Scheib

Executive Vice President Law and

Administration and Chief Legal Officer

(757) 629-2831

(757) 823-5886 (FAX)

E-mail: john.scheib@nscorp.com

August 2, 2018

Norfolk Southern Corporation

Three Commercial Place

Norfolk, Virginia 23510

RE:

Norfolk Southern Corporation $300,000,000 3.650% Senior Notes due 2025; $400,000,000 3.800% Senior Notes due 2028; $200,000,000 4.150% Senior Notes due 2048; and $600,000,000 5.100% Senior Notes due 2118

Ladies and Gentlemen:

As Executive Vice President Law and Administration and Chief Legal Officer of Norfolk Southern Corporation, a Virginia corporation (the “Company”), I delivered to you an opinion letter dated February 5, 2018 (the “Opinion”), in connection with the Company’s Automatic Shelf Registration Statement on Form S-3, File No. 333-222869 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on February 5, 2018. The Registration Statement was filed for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the Offered Securities (as defined in the Opinion).

I am furnishing this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act with respect to the offer and sale of $300,000,000 aggregate principal amount of 3.650% Senior Notes due 2025; $400,000,000 aggregate principal amount of 3.800% Senior Notes due 2028; $200,000,000 aggregate principal amount of 4.150% Senior Notes due 2048; and $600,000,000 aggregate principal amount of 5.100% Senior Notes due 2118 (collectively, the “Notes”) to be issued under a Base Indenture, dated as of February 28, 2018 (the “Base Indenture”), as supplemented by a first supplemental indenture, dated as of February 28, 2018 and a second supplemental indenture, dated as of August 2, 2018 (together with the Base Indenture, the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

In rendering the opinions stated below, I have, or an attorney working for me has, examined and relied upon the following: (i) the Registration Statement; (ii) the Indenture; (iii) the Prospectus dated February 5, 2018 (the “Prospectus”); and (iv) a Prospectus Supplement to the Prospectus dated July 30, 2018 (the “Prospectus Supplement”). I have, or an attorney working for me has, also examined originals or copies, certified or otherwise identified to my

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August 2, 2018

satisfaction, of such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions stated below.

In my examination, I have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies.

In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions stated below which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

I am a member of the Bar of the Commonwealth of Virginia, and I do not express any opinion with respect to the laws of any jurisdiction other than the laws of the Commonwealth of Virginia and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions stated below. The opinions stated below are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, I am of the opinion that the Notes have been legally issued and constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and will be entitled to the benefits of the Indenture.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company as of the date hereof. I also hereby consent to the reference to me under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, I do not thereby admit that I am included in the category of persons whose

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August 2, 2018

consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

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Norfolk Southern Corporation

August 2, 2018

Very truly yours,

/s/ John M. Scheib